Exhibit 10.32

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

BigQuery Flat-rate Pricing Addendum

This Addendum (the “Addendum”) amends the Google Cloud Platform License Agreement previously entered into between Google LLC ("Google") and the customer in the signature block below (the "Customer") (the “Agreement”). Capitalized terms used but not defined in this Addendum have the meaning given to them in the Agreement. This Addendum will be effective from the date countersigned by the last party (the “Addendum Effective Date”).

1.Fixed Capacity Commitment. Customer commits to purchasing [*] BigQuery Slots (“Fixed Capacity BQ Package”) for a fee of [*] per month (“BigQuery Flat-rate Monthly Fees”) for the US capacity. For clarity, any BigQuery Flat-Rate Monthly Fees or Additional BQ Package fees incurred by Customer will be counted towards The Minimum Commitment under the Agreement for the period in which they were incurred.

2.Minimum Term Commitment. Customer will pay Google BigQuery Flat-rate Monthly Fees for [*] months (“Minimum Term Commitment”) starting no later than [*] after the Addendum Effective Date. The BigQuery Flat-rate Monthly Fees apply even if Customer does not use the entire Fixed Capacity BQ Package each month, and even if the Agreement has already expired or been terminated, except in the event of termination [*] in accordance with the Agreement. Customer may renew the Fixed Capacity BQ Package for additional [*] term commitments, [*], by executing a separate written agreement with Google to be effective on the first day after the then-existing Minimum Term Commitment period ends. Such renewal can be made for any Fixed Capacity BQ Package at the then-current package prices applicable at the time of the renewal.

3.Post Commitment Period.

Once the Minimum Term Commitment expires, Customer will automatically move to the then-current prices for the Fixed Capacity BQ Package on a month-to-month basis (“Post Commitment Period”). During the Post Commitment Period, Customer may downgrade its reserved Fixed Capacity BQ Package at any time by emailing its Google account manager. The downgrade will be effective on the first day of the calendar month after Google receives the email notice. Customer will not be entitled to any refund for Fees that apply before the downgrade comes into effect.

4.Fixed Capacity BQ Package Upgrade. If Customer requires more query capacity than what is included in its Fixed Capacity BQ Package, Customer may add additional BigQuery Slots to the Fixed Capacity BQ Package by notifying the Google Account Manager in writing [*]. Any additional slots ordered under this Section 4 will be billed pro rata on a monthly basis at the then-current unit list price based on the annual Fixed Capacity BQ Package once it goes into effect. Customer cannot use on-demand query capacity concurrently with the Fixed Capacity BQ Package. [*].

5.Additional [*] BQ Capacity. During the Minimum Term Commitment, Customer may purchase additional [*] (“Additional BQ Package”) for [*]. Under the Additional BQ Package, Customer must [*]. Customer may place an order for [*] by notifying the Google Account Manager in writing [*]. Customer may [*]. [*]. Customer will not be entitled to any refund for BQ Package Fee that apply [*].

6.Fees outside of the Fixed Capacity BQ Package. Any Fees Customer accrues outside of the Fixed Capacity BQ Package or Additional BQ Package (such as those for BigQuery Storage or BigQuery streaming) will not count toward the BigQuery Flat-rate Monthly Fees and Customer will be responsible for paying Google such Fees in accordance with the Agreement.

7.Cancellation.

(a)

Cancellation by Customer. Customer may elect to cancel the Fixed Capacity BQ Package by giving Google [*] prior written notice. Cancellation of the Fixed Capacity BQ Package will be effective on the last day of the month after the [*] notice expires. If Customer continues to use any BigQuery Slots after the cancellation, Google will have no obligation to provide the Fixed Capacity BQ

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Package or the Additional BQ Package and Customer will automatically move to an on-demand pricing model based on the then-current Fees listed at the Fees URL.

(b)

Invoicing and Payment on Cancellation. On the effective date of the cancellation of the Fixed Capacity BQ Package, (i) Customer will no longer receive the Fixed Capacity BQ Package; (ii) Google will invoice Customer for the BigQuery Minimum Commitment True Up Payment, the BigQuery Flat-rate Monthly Fees, [*] previously incurred, and Customer will pay such amount in accordance with the Agreement’s “Payment Terms” section. “BigQuery Minimum Commitment True Up Payment” is: (A) if the Agreement is terminated for convenience by Google, zero; (B) [*] otherwise, the difference between the total BigQuery Flat-rate Monthly Fees payable during the Minimum Term Commitment Period and the Fees Customer paid Google for the BigQuery Slots during the Minimum Term Commitment Period.

(c)	Termination. Termination of the Agreement will result in the automatic termination of this Addendum, and Section 6(b) (Invoicing and Payment on Termination) will apply.

8.Definitions. Solely for the purposes of this Addendum:

(a)	“BigQuery Slots” means the Service resource and SKUS listed at http://cloud.google.com/skus under the heading of BigQuery and prefaced with “Analysis”.

(b)	“BigQuery streaming” means the Service resource and SKUS listed at http://cloud.google.com/skus under the heading of BigQuery and prefaced with “Streaming Insert”.

(c)	“BigQuery Storage” means the Service resource and SKUS listed at http://cloud.google.com/skus under the heading of BigQuery and prefaced with “Active Storage” or “Long Term Storage”.

9.Miscellaneous.

For the avoidance of doubt, if there are competing discounts for Big Query, the Fees as reflected in this Addendum will govern.

All other terms and conditions of the Agreement remain unchanged and in full force and effect. If the Agreement and the Addendum conflict, the Addendum will govern. If this Addendum and any earlier addendum regarding the Customer’s Fixed Capacity BQ Package conflict, this Addendum will govern. This Addendum is subject to the “Governing Law” section in the Agreement.

Signed by the parties’ authorized representatives.

GOOGLE		CUSTOMER:	Snap Inc.

By:	/s/ Philipp Schindler	By:	/s/ Jerry Hunter

Name:	Philipp Schindler	Name:	Jerry Hunter

Title:	Authorized Signatory	Title:	SVP, Engineering

Date:	November 19, 2018	Date:	Nov 19, 2018

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.